Exhibit 99.1

American Spectrum Realty, Inc. Completes Acquisition Transaction with Evergreen Realty Group

HOUSTON--(BUSINESS WIRE)--December 22, 2009--American Spectrum Realty, Inc. (NYSE AMEX: AQQ) (“the Company”), a real estate investment and management company, headquartered in Houston, Texas, announced today that the Memorandum of Understanding (“MOU”) which the Company entered into with Evergreen Realty Group, LLC and affiliates, (“Evergreen”) as previously announced in a press release on September 10, 2009, has been replaced by a definitive Purchase/Sale Agreement (“Agreement”) to acquire the property and asset management contracts held by Evergreen and their interest in various real estate assets, which interests are owned in most cases as a tenant in common. The closing is scheduled for December 30, 2009, and subject to various conditions and approvals set forth in the Agreement.

William J. Carden, the Company’s President and CEO stated “the Company is extremely excited about this acquisition. I believe we are well-suited to successfully manage and lease these projects. The Company owns and manages 30 properties and provides third party property management and leasing services for multiple property types, including office, industrial, retail and public storage. The Company’s real estate expertise encompasses the Midwest, East and West Coast, where the majority of Evergreen’s properties are located.”

The property management and asset management agreements are being purchased by American Spectrum Management Co., a Delaware LLC, a wholly owned subsidiary of the Company. Evergreen’s portfolio includes commercial, industrial, multi-family, self storage, student housing and assisted living facilities.

American Spectrum Realty, Inc. is a real estate investment company that owns 30 offices, industrial and retail properties aggregating approximately 2.7 million square feet in California, Texas, Arizona and the Midwest and has been publicly traded on the Exchange since 2001. American Spectrum Realty Management, Inc., a wholly-owned subsidiary of American Spectrum Realty, Inc., manages and leases all properties owned by American Spectrum Realty, Inc. American Spectrum Realty’s business plan focuses on acquisition of value-added real estate investments in its core markets of California, Texas and Arizona.

CONTACT:
American Spectrum Realty, Inc.
Chairman, President and CEO
William J. Carden, 713-706-6200